                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material under Rule 14a-12

                             CNA Surety Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                             CNA SURETY CORPORATION
                                   CNA PLAZA
                                 333 S. WABASH
                            CHICAGO, ILLINOIS 60685
                                 (312) 822-5000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                ON MAY 13, 2003

To: The Shareholders of CNA Surety Corporation

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the "Company") will be held at the Company's business offices located at CNA Plaza, 13-South, 333 S. Wabash, Chicago, IL 60685, on Tuesday, May 13, 2003, at 9:00 a.m. CDT, for the following purposes:

     1. To elect five directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of the Company's independent auditors, Deloitte & Touche LLP, for fiscal year 2003; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 17, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to fill in, date, sign and return the enclosed proxy at your earliest convenience in the enclosed return envelope.

                                          By Order of the Board of Directors

                                          ENID TANENHAUS
                                          Secretary

March 24, 2003
Chicago, Illinois

                                   IMPORTANT:

     PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                             CNA SURETY CORPORATION
                                   CNA PLAZA
                                 333 S. WABASH
                            CHICAGO, ILLINOIS 60685
                                 (312) 822-5000

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is being mailed or otherwise furnished to shareholders of CNA Surety Corporation, a Delaware corporation (the "Company"), on or about March 24, 2003, in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the Company's Annual Meeting of Shareholders ("the Annual Meeting") to be held at CNA Plaza, 13-South, 333 S. Wabash, Chicago, Illinois 60685, at 9:00 A.M. CDT, on Tuesday, May 13, 2003, and at any adjournment thereof. Shareholders who, after reading this Proxy Statement, have any questions should contact Enid Tanenhaus, Secretary of the Company, in Chicago at (312) 822-3895.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, shareholders of the Company will consider and vote upon:

     (i) The election of five directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

     (ii) The ratification of the Board's appointment of the Company's independent auditors, Deloitte & Touche LLP, for fiscal year 2003; and

     (iii) The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The date of this Proxy Statement is March 24, 2003.

                               PROXY SOLICITATION

     The enclosed proxy is solicited by the Board. The cost of this proxy solicitation is anticipated to be nominal and will be borne by the Company, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the Company's Common Stock. The solicitation generally will be effected by mail and such cost will include the cost of preparing and mailing the proxy materials. In addition to the use of the mails, proxies also may be solicited by personal interview, telephone, telegraph, telecopy, or other similar means. Although solicitation will be made primarily through the use of the mail, officers, directors, or employees of the Company may solicit proxies personally or by the above described means without additional remuneration for such activity. The Company will arrange for brokerage houses, nominees and other custodians holding common stock of the Company of record to forward proxy-soliciting material to the beneficial owners of such shares, and will reimburse such record owners for the reasonable out-of-pocket expenses incurred by them.

                              2002 ANNUAL REPORTS

     Shareholders are concurrently being furnished with a copy of the Company's 2002 Annual Report to Shareholders, the "Annual Report" which contains its audited financial statements for the year ended December 31, 2002. Additional copies of the Company's Annual Report and Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission (the "SEC"), may be obtained by contacting Ruth Jantz, representative of the Company, at CNA Plaza, Chicago, Illinois 60685, (312) 822-5326, and such copies will be furnished promptly at no additional expense.

                         VOTING SECURITIES AND PROXIES

     Only shareholders of record at the close of business on March 17, 2003 (the "Record Date"), have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date 42,958,957 shares of the Company's Common Stock, $.01 par value, per share, were issued and outstanding. Each share outstanding on the Record Date for the Annual Meeting entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. The shareholders of a majority of the Company's issued and outstanding Common Stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. If, however, a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Annual Meeting until such time as a quorum is present or represented. At such time as a quorum is present or represented by proxy, the Annual Meeting will reconvene without notice to shareholders, other than an announcement at the prior adjournment of the Annual Meeting, unless the adjournment is for more than thirty (30) days or a new record date has been set.

     If a proxy in the form enclosed is duly executed and returned, the shares of the Company's Common Stock represented thereby will be voted in accordance with the specifications made thereon by the shareholder. If no such specifications are made, such proxy will be voted (i) for election of the Management Nominees (as hereinafter defined) for directors; (ii) for ratification of Deloitte & Touche LLP as the Company's Independent Auditors for fiscal year 2003; and (iii) at the discretion of Proxy Agents (as hereinafter defined) with respect to such other business as may properly come before the Annual Meeting or any adjournment thereof. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, as to the materials specifically proposed herein, broker non-votes are not counted for purposes of determining whether a proposal specifically Proposal herein has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. A proxy is revocable at any time prior to its exercise by either a subsequently dated, properly executed proxy appointment which is received by the Company prior to the time votes are counted at the Annual Meeting, or by a shareholder giving notice of revocation to the Company in writing prior to the Annual Meeting or during the Annual Meeting prior to the time votes are counted. The mere presence at the Annual Meeting of a shareholder who appointed a proxy does not itself revoke the appointment.

                       ELECTION OF DIRECTORS (PROPOSAL I)

                       VOTING AND THE MANAGEMENT NOMINEES

     At the Annual Meeting five directors will be elected to serve one-year terms commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified. In accordance with the Company's by-laws, the Board has the authority to decrease the size of the Board. Giorgio Balzer resigned from the Board as of December 31, 2002 due to other business commitments. Mel Gray resigned effective February 28, 2003 due to personal considerations. Robert V. Deutsch, Edward Dunlop and Peter W. Wilson have informed the Board that they do not intend to stand for reelection. At its regularly scheduled meeting on March 4, 2003 the Board reduced the size of the Board to five. However, the Company's by-laws provide that the Board also has the authority to increase the size of the Board. Following the Annual Meeting, if the Board is able to identify and agree upon additional qualified candidates who will contribute to the Board and the Company, Board membership could be increased. Management's nominees for the five director positions to be filled by vote at the Annual Meeting (the "Management Nominees") are:

                                Philip H. Britt
                                 James R. Lewis
                                 Roy E. Posner
                               Adrian M. Tocklin
                                Mark C. Vonnahme

Mr. Britt, Mr. Posner, Ms. Tocklin and Mr. Vonnahme are currently serving as directors of the Company. For information regarding the Management Nominees, see "Directors and Executive Officers of the Registrant."

     At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company's Common Stock having the power to vote present in person or represented by proxy shall elect the directors. It is the present intention of John S. Heneghan and Enid Tanenhaus, who will serve as the Company's proxy agents at the Annual Meeting (the "Proxy Agents"), to vote the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the election of the Management Nominees as directors. The Board does not believe that any of the Management Nominees will be unwilling or unable to serve as a director. However, if prior to the election of directors any of the Management Nominees becomes unavailable or unable to serve, the Board reserves the right to name a substitute nominee or nominees and the Proxy Agents expect to vote the proxies for the election of such substituted nominee or nominees.

     THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE MANAGEMENT NOMINEES. IF A CHOICE IS SPECIFIED ON THE PROXY BY A SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE MANAGEMENT NOMINEES.

             DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT(1)

     The following sets forth the name, age, position and offices with the Company, present principal occupation or employment and material occupations and employment for the past five years of each person who is presently a director, a nominee for director, or an executive officer of the Company.

     PHILIP H. BRITT, age 56; Director of the Company since March 3, 1998. Retired. Senior Vice President, Insurance Industry Division of Bank One, NA (formerly First Chicago NBD) from April 1988 through February 2002; various other positions with First Chicago NBD and its predecessor from 1982 through April 1988, Member of the Association of Insurance and Financial Analysts.

     JAMES R. LEWIS, age 54; President and Chief Executive Officer, Property and Casualty Operations of the CNA insurance companies since August, 2002. From August 2001 to August 2002, Executive Vice President, U.S. Insurance Operations, Property and Casualty Operations of the CNA insurance companies. From November 1992 to August 2001, Senior Vice President of USF & G Corporation. Executive Officer of CNA Financial Corporation ("CNAF") since 2002.

     ROY E. POSNER, age 69; Retired. Director of the Company since September 30, 1997. Chief Financial Officer and Senior Vice President of Loews Corporation, the parent corporation of CNAF, from 1973 until February 1997.

     ADRIAN M. TOCKLIN, age 51; Director since September 30, 1997 and Chairman of the Board from September 30, 1997, until March 3, 1998. President and Chief Executive Officer of Tocklin & Associates from January 1999 to present. President, CNA Diversified Operations from May 1995 until April 1998. President and Chief Operating Officer of Continental Insurance Company and its property and casualty affiliates ("CIC") and all of its insurance subsidiaries from June 1994 until May 1995; Executive Vice President of Continental Insurance Company from September 1992 until June 1994; various other positions with CIC since December 1974.

     MARK C. VONNAHME, age 53; Director, President and Chief Executive Officer of the Company since September 30, 1997. Group Vice President and Senior Surety Officer of all CNAF insurance subsidiaries, including Continental Casualty Company ("CCC") and its property and casualty affiliates and CIC, from

---------------

(1) Mr. Gray controls 1,000 shares of stock as Trustee of the M. Gray trust. The acquisition of these shares was properly reported on Form 5 on January 23, 1998. These shares were inadvertently left off subsequent Section 16(a) filings until January 2003, when the error was discovered and the shares were again shown in Section 16(a) filings. Similarly, Mr. Posner reported the purchase of 250 shares of stock on Form 4 in March 199 8, but the purchase was inadvertently omitted from subsequent Section 16(a) filings until the error was discovered in January 2003 and the shares were again shown in Section 16(a) filings.

August 1993 until September 30, 1997. Vice President, Contract Surety Division of CCC from January 1993 until August 1993; and Assistant Vice President, Contract Surety Division of CCC, from 1991 until January 1993. Chairman of the Board and Director of Surety Association of America.

     MICHAEL A. DOUGHERTY, age 44; Senior Vice President Field Management and Marketing since September 2001, Senior Vice President and Chief Marketing Officer of the Company since November 1997. Senior Vice President Aon Risk Services of Illinois from April 1992 until November 1997. Midwest Regional Bond Manager, AIG from August 1988 to April 1992. Various management positions within the bond division of the St. Paul Companies from June 1980 to August 1988.

     JOHN S. HENEGHAN, age 40; Senior Vice President and Chief Financial Officer of the Company since September 30, 1997, and Treasurer of the Company since March 2, 1999. Vice President of Capsure from December 1995 and Controller of Capsure from June 1994 until September 30, 1997; and various positions, including Senior Audit Manager, with Deloitte & Touche LLP from 1984 until June 1994.

     DAVID F. PAUL, age 60; Senior Vice President, International, of the Company since April 1999. Marketing Officer for International Surety with Willis from 1993 to April 1999; with Seaboard Surety Company from 1978 to 1993, holding various positions including head of its Canadian subsidiary and head of contract surety; previously holding manager positions with SAFECO Insurance Company and with Crum and Forester.

     THOMAS A. POTTLE, age 43; Senior Vice President of the Company since March 2, 1999, and Chief Operations Officer of the Company since September 30, 1997. Vice President of the Company from September 30, 1997, until March 2, 1999, Secretary of the Company from September 30, 1997, to May 1998, and Assistant Secretary since May 1998. Assistant Vice President and Surety Controller of CCC from 1996 until September 30, 1997; Surety Controller of CCC from September 1994 until 1996; and various positions with CCC from 1986 until September 1994.

     ENID TANENHAUS, age 45; Senior Vice President, General Counsel and Secretary of the Company since January 2, 2001. Senior Vice President, Secretary and General Counsel, Coregis Group, Inc. until December 2000. Vice President, Secretary and General Counsel CNA UniSource of America from December 1997 until June 1999 and various legal positions with CCC from 1988 until December 1997.

BOARD AND COMMITTEE MEETINGS

     The Board has an Executive Committee, which during 2002 consisted of Messrs. Posner, Wilson, and Vonnahme. The Executive Committee held two meetings during 2002. The Executive Committee possesses and may exercise the full and complete authority of the Board in the management and business affairs of the Company during the intervals between the meetings of the Board. Any action by the Executive Committee is reported to the Board at its next meeting and such action is subject to revision and alteration by the Board, provided that no rights of third persons can be prejudicially affected by the subsequent action of the Board. Vacancies on the Executive Committee are filled by the Board. However, during the temporary absence of a member of the Executive Committee, due to illness or inability to attend a meeting or for other cause, the remaining member(s) of the Executive Committee may appoint a member of the Board to act in the place and with all the authority of such absent member. The current members of the Executive Committee will continue in office until the Board meeting to be held on May 13, after the annual shareholders meeting, at which time a new Executive Committee will be elected. The Committee is dissolved, terminated or reorganized, or if such members are replaced.

     The Company also has an Audit Committee, which during 2002 consisted of Messrs. Britt, Dunlop and Posner (Chair). During 2002, the Audit Committee held seven meetings. The Board adopted Charter governs the Audit Committee. As described in the Charter, the Audit Committee is authorized and has the power to review (a) the financial reports and other financial information provided by the Corporation to governmental entities and the public; the Corporation's systems of internal controls regarding finance, accounting, internal audit, legal compliance and ethics that the Corporation's management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally, (b) the procedures of the Corporation and its subsidiaries regarding the appointment and the review of the independent public auditors, and the scope of and fees for their audits, and (c) any and all related party agreements and arrangements between the Corporation and its affiliates and any disputes that may arise hereunder.

     The Company also has a Compensation Committee, which during 2002 consisted of Messrs. Britt, Dunlop, and Ms. Tocklin (Chair). During 2002, the Compensation Committee held four meetings. The Compensation Committee reviews and administers all compensation matters for the five most highly compensated executive officers of the Company as well as its stock option plans.

     The Company also has an Investment Committee, which currently consists of Ms. Tocklin and Messrs. Britt (Chair), Gray (resigned February 28, 2003), Posner, Vonnahme and Wilson. During 2002, the Investment Committee held three meetings. The Investment Committee establishes investment policies and oversees the management of the Company's investment portfolios.

     During 2002, six meetings of the Board were held.

     In fiscal year 2002, each of the directors with the exception of Mr. Deutsch attended in excess of 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees on which he or she served. Mr. Deutsch attended four of the six meetings.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding Common Stock ("Reporting Persons"), file reports of ownership and changes in ownership of such securities with the SEC. Reporting Persons are required to deliver copies of all Section 16(a) forms to the Company simultaneously filing with the SEC. Based solely upon review of the copies of the forms furnished to the Company, and written representations from certain Reporting Persons that no other reports were required. The Company believes that for 2002 all reports required by Section 16(a) of the Exchange Act have been timely filed.

                             EXECUTIVE COMPENSATION

     The following tables show information with respect to the annual compensation (including option grants) for services rendered to the Company (or its predecessors) for the year ended December 31, 2002 by the chief executive officer and those persons who were, at December 31, 2002, the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                           OTHER ANNUAL                ALL OTHER
                                       SALARY     BONUS    COMPENSATION   OPTIONS   COMPENSATION(1)
NAME AND PRINCIPAL POSITION     YEAR     ($)       ($)         ($)          (#)           ($)
---------------------------     ----   -------   -------   ------------   -------   ---------------
Mark C. Vonnahme..............  2002   400,000   201,825          --      39,800        60,616
  President and Chief
     Executive                  2001   400,000   375,000          --      52,868        75,458
     Officer of the Company     2000   375,000   325,000          --      36,000        23,339
Michael A. Dougherty..........  2002   195,000    66,300          --       7,800        27,382
  Senior Vice President         2001   195,000    75,000          --      11,384        34,116
     of the Company             2000   180,000    95,000          --       5,200        22,398
John S. Heneghan(2)...........  2002   200,000    60,000          --       6,000        26,523
  Senior Vice President and     2001   200,000    65,000      53,110       9,400        30,751
     Chief Financial Officer    2000   180,000    75,000          --       5,200        19,571
     of the Company
David F. Paul.................  2002   195,000    62,400          --       7,800        23,746
  Senior Vice President         2001   195,000    69,900      11,499       8,000        25,018
     of the Company             2000   180,000    50,000          --       6,900        13,809
Enid Tanenhaus................  2002   200,000    60,000          --       6,000        22,770
  Vice President of             2001   195,384   107,200          --      12,000        15,632
     the Company                2000        --        --          --          --            --

---------------

(1) All Other Compensation is comprised as follows:

                                                   401(K) PLAN      DEFERRED         DEFERRED
                                    401(K) PLAN       PROFIT      COMPENSATION     COMPENSATION    FINANCIAL
                                     MATCHING        SHARING        MATCHING      PROFIT SHARING   PLANNING      LIFE
                                   CONTRIBUTIONS   CONTRIBUTION   CONTRIBUTIONS   CONTRIBUTIONS    SERVICES    INSURANCE
                                   -------------   ------------   -------------   --------------   ---------   ---------

Mark C. Vonnahme..........  2002      $9,000          $5,100         $18,150         $18,589        $   --      $  965
                            2001       7,650           7,650          35,342          23,850            --         966
                            2000       7,650           9,600           5,192              --            --         897

Michael A. Dougherty......  2002       9,000           5,100           6,808           3,000            --         174
                            2001       7,650           7,650           9,917           4,725            --         174
                            2000       7,650           9,600           2,492              --         2,500         156

John S. Heneghan..........  2002       9,000           5,100           8,606           2,850            --         180
                            2001       7,650           7,650          11,464           3,825            --         162
                            2000       7,650           9,600           2,181              --            --         140

David F. Paul.............  2002       9,000           5,100           5,396           2,847           255       1,148
                            2001       7,650           7,650           6,015           2,700           255         748
                            2000       7,650           2,746           2,492              --           250         671

Enid Tanenhaus............  2002       9,000           1,615           9,225              --         2,750         180
                            2001       5,694              --           7,258              --         2,500         180
                            2000          --              --              --              --            --          --


                               OTHER
                             EXECUTIVE
                            PERQUISITES
                            -----------
Mark C. Vonnahme..........    $8,812
                                  --
                                  --
Michael A. Dougherty......     3,300
                               4,000
                                  --
John S. Heneghan..........       787
                                  --
                                  --
David F. Paul.............        --
                                  --
                                  --
Enid Tanenhaus............        --
                                  --
                                  --

(2) Other Annual Compensation for Mr. Heneghan includes $53,110 for compensation received on the exercise of stock options.

(3) Other Annual Compensation for Mr. Paul includes $11,499 for compensation received on the exercise of stock options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE
                              -----------------------------                                VALUE AT ASSUMED
                                 NUMBER        % OF TOTAL                                ANNUAL RATES OF STOCK
                              OF SECURITIES    GRANTED TO                                 PRICE APPRECIATION
                               UNDERLYING       EMPLOYEES     EXERCISE OR                   FOR OPTION TERM
                                 OPTIONS      DURING FISCAL   BASE PRICE    EXPIRATION   ---------------------
NAME                           GRANTED(#)         YEAR          ($/SH)         DATE       5% ($)      10% ($)
----                          -------------   -------------   -----------   ----------   ---------   ---------
Mark C. Vonnahme............     39,800           12.2%          9.35        11/19/12     234,820     594,214
Michael A. Dougherty........      7,800            2.4%          9.35        11/19/12      46,020     116,454
John S. Heneghan............      6,000            1.8%          9.35        11/19/12      35,400      89,580
David F. Paul...............      7,800            2.4%          9.35        11/19/12      46,020     116,454
Enid Tanenhaus..............      6,000            1.8%          9.35        11/19/12      35,400      89,580

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                                                                                         VALUE OF UNEXERCISED
                           SHARES ACQUIRED                   NUMBER OR UNEXERCISED      IN-THE-MONEY OPTIONS AT
                             ON EXERCISE        VALUE        OPTIONS AT FY-END (#)             FY-END($)
NAME                             (#)         REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                       ---------------   -----------   -------------------------   -------------------------
Mark C. Vonnahme.........         0               0             158,674/111,726                   0/0
Michael A. Dougherty.....         0               0               44,862/21,688                   0/0
John S. Heneghan.........         0               0               42,250/18,250                   0/0
David F. Paul............         0               0               17,400/20,725                   0/0
Enid Tanenhaus...........         0               0                3,000/15,000                   0/0

                           COMPENSATION OF DIRECTORS

     Directors, except for employees of the Company or its affiliates, for 2002 were compensated at the annual rate of $25,000, paid in quarterly installments, and received $1,500 for each meeting of the Board and committees of the Board which they attended. On March 4, 2003, the Board voted to increase that compensation. For 2003, directors will be paid an annual rate of $30,000, paid in quarterly installments, and beginning in May 2003, Audit Committee members will receive $2,500 for each meeting attended. In addition, Mr. Posner and Ms. Tocklin were paid an additional retainer of $7,500 on March 4, 2003 for their services as 2003 chairpersons of the Audit and Compensation Committees. The Company's Board of Directors and the Company's shareholders have previously approved the CNA Surety Corporation Non-Employee Directors Deferred Compensation Plan (the "Directors Stock Plan"). The Directors Stock Plan provides non-employee directors an opportunity to defer receipt of the annual retainer fees and have them deemed invested in stock units, thereby enhancing the long-term mutuality of interest between directors and shareholders.

                              EMPLOYMENT CONTRACTS

     The Company entered into employment agreements with Mr. Mark C. Vonnahme and with certain other executive officers. The agreement with Mr. Vonnahme runs from January 1, 2002 through December 31, 2003, with automatic one-year renewals unless the Company or Mr. Vonnahme provided the other party with thirty (30) day written notice of intent not to renew. Mr. Vonnahme's contract is on substantially the same terms as his prior contract for the period January 1, 2000 through December 31, 2001. The Company had previously entered into an employment agreement with Mr. Vonnahme on October 3, 1997, which ran through December 31, 1999. The current agreement provides for a minimum annual base salary of $400,000. Mr. Vonnahme is also entitled to an annual incentive bonus (up to 150% of his base salary) contingent on achievement of performance criteria approved by the Compensation Committee, and participation in long-term incentive compensation programs for key executives adopted by the Compensation Committee of the Board equivalent to 50 to 100 percent of his base salary. In addition, Mr. Vonnahme is eligible to participate in the Company's stock option plan and to participate in Company benefit programs. The agreement provides for a severance benefit if his employment is terminated without cause by the Company, by Mr. Vonnahme for good reason, for non-renewal of the agreement at the end of the initial two year term, or within one year after of a change in control of the Company contingent upon Mr. Vonnahme's continuing compliance with the non-competition, non-solicitation and confidentiality provisions of the agreement. A change in control of the Company is deemed to occur because of any of the following events: (i) CCC and any affiliates no longer are able collectively to elect a majority of the Board, (ii) a sale of all or substantially all of the Company's assets, or (iii) a merger, consolidation or other business combination between the Company and an unaffiliated third party is consummated in which the Company is not the surviving corporation (collectively a "Change in Control"). The severance benefit is to consist of payment of two years of Mr. Vonnahme's then annual base salary, continuation in all of the Company's health benefit plans for up to two years, receipt of amounts in which he is then vested or otherwise entitled to receive pursuant to any plan maintained by the Company, plus payment of certain bonuses and long term compensation awards held by him at the date of termination. Additionally, if the termination occurs because of a Change in Control, any unvested stock options held by him shall immediately vest and the exercise period for such options shall extend for two years from the date of the termination. In the event of any type of termination, the agreement additionally requires the Company to pay Mr. Vonnahme an amount equal to any and all taxes payable by him pursuant to any or all of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, and any similar federal, state, local, or other law relative to the termination compensation. As part of the agreement, Mr. Vonnahme agreed to certain confidentiality, non-competition, and non-solicitation provisions. On February 10, 2003, the Company reported that Mr. Vonnahme had informed the Board that he would not renew his contract and of his intent to retire by December 31, 2003. The Company anticipates that Mr. Vonnahme will retire once a successor is in place and upon his retirement he will be paid the severance benefit set forth in the agreement.

     The Company also entered into two-year employment agreements with Messrs. Heneghan, and Paul as executive officers, commencing January 1, 2001, and ending December 31, 2003. The agreements renew automatically for one additional one-year term unless the Company or the Executive provides the other thirty days written notice that the agreements will not be renewed. These agreements provide for an annual base salary of, $200,000 for Mr. Heneghan, and $195,000 for Mr. Paul which amounts are subject to either the Compensation Committee's or the Board of Directors' annual review, and provide for additional compensation in the form of an annual incentive bonus contingent on achievement of performance criteria approved by the Compensation Committee, a long-term incentive compensation program which includes participation in the Company's stock option plan, and participation in Company benefit programs. The agreements also provide for a severance benefit if the officer's employment is terminated without cause by the Company, with cause by the officer for good reason, for non-renewal of the agreement at the end of the initial two-year term, or within one year after a Change in Control. The severance benefit is to consist of payment of two years of the officer's then annual base salary, continuation in all of the Company's health benefit plans for up to two years, receipt of amounts in which the officer is then vested or otherwise entitled to receive pursuant to any plan maintained by the Company, plus payment of certain bonuses and long term compensation awards held by the officer at the date of termination. Additionally, if the termination occurs because of a Change in Control, any unvested stock options held by the officer shall immediately vest and the exercise period for such options shall extend for two years from the date of the termination. As part of the agreements, Mr. Heneghan and Mr. Paul agreed to certain confidentiality, non-competition, and non-solicitation provisions.

     In January 2003, the Company entered into deferred bonus agreements with Ms. Tanenhaus and Mr. Dougherty commencing in January 2003 that provide for 2 payments of $50,000 in January and August 2003 and a third payment of $50,000 in August 2004. If the Company terminates Ms. Tanenhaus or Mr. Dougherty without cause prior to August 2005, any remaining portion of the bonus will be payable immediately. The deferred bonus agreements obligate Ms. Tanenhaus and Mr. Dougherty to certain confidentiality, non-competition and non-solicitation provisions.

                             AUDIT COMMITTEE REPORT

     The Audit Committee serves as an independent and objective party to:

     - monitor the Company's financial reporting process and internal control system;

     - review and appraise the audit efforts of the Company's independent auditors and internal auditors;

     - facilitate communications between the party's involved in the audit process; and

     - review and appraise the fairness of related party transactions.

     The Audit Committee is composed of three non-employee directors, each of whom is "independent" as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted and approved on March 7, 2000 and which was reevaluated and reaffirmed by the Board of Directors at its meeting on May 22, 2002. A copy of the Audit Committee's charter is attached as an appendix to this proxy statement.

     The Board of Directors reasonably believes that each of the members of the Audit Committee are financially literate, and one or more of the members of the Committee has accounting or related financial management expertise. Nevertheless, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of the Company's financial statements in conformity with generally accepted accounting principles and statutory accounting principles, as appropriate. Likewise, the Company's independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and statutory accounting principals, as appropriate. Members of the Audit Committee rely without independent verification on the information provided and representations made to them by the Company's management, independent auditors and internal auditors. Accordingly, Audit Committee oversight does not provide an independent basis to determine that:

     - management has maintained appropriate accounting and financial reporting principles or appropriate internal control procedures designed to assure compliance with accounting standards and applicable laws and regulations; or

     - the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or applicable laws and regulations.

     The Audit Committee met seven times in 2002. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and Deloitte & Touche LLP ("Deloitte & Touche"), the Company's independent auditors. The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examination and their evaluations of the Company's internal controls and consolidated financial statements. The Committee reviewed the Company's internal controls and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers' certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and
(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Audit Committee also met separately with management and internal auditors to discuss the performance of Deloitte & Touche.

     The Audit Committee also discussed with Deloitte & Touche the matters required to be discussed under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

Deloitte & Touche provided the Audit Committee with written disclosures and communications required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed with the Audit Committee its independence from the Company. When considering Deloitte & Touche's independence, the Audit Committee considered management's confirmations with respect to certain services performed for the Company by Deloitte & Touche, including non-auditing services. The Audit Committee also considered the amount of fees paid to Deloitte & Touche for audit and non-audit services.

     Based upon the Audit Committee's review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee's role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2002 be included in the Company's Annual Report on Form 10-K.

                        SUBMITTED BY THE AUDIT COMMITTEE
                     OF THE COMPANY'S BOARD OF DIRECTORS(1)

                                Philip H. Britt
                                 Edward Dunlop
                          Roy E. Posner (Chairperson)

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

During the fiscal year ended December 31, 2002:

     None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

     None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

     None of the executive officers of the Company served as a director, generally, or was a member of the Compensation Committee (or another Board committee with similar functions) of any entity where one of that entity's executive officers served on the Company's Compensation Committee or otherwise served as a director on the Board;

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation policy of the Company for its executive officers (including those named in the Summary Compensation Table) has been to pay base salaries, annual bonuses, and long term incentives that are both competitive and recognize the accomplishment of the Company's stated goals of building a financial services business primarily focusing on surety, fidelity and other related products.

     Effective January 1, 2002, the Company entered into two year employment agreements with Mark C. Vonnahme, John S. Heneghan, and David F. Paul.

     With respect to Mr. Vonnahme's compensation as reported for the year ended December 31, 2002, in addition to base compensation, he was paid an annual incentive bonus for performance for the year ended December 31, 2001, targeted at 100% percent of his 2001 base salary, granted stock options as part of the Company's Long Term Incentive Program which were capable of vesting in 2002. Mr. Vonnahme also was

---------------

(1) Mel Gray was a member of the Company's Board of Directors and a member of the Audit Committee. He resigned from the Board effective February 28, 2003 due to personal reasons. His vacancy on the Board and on the Audit Committee was not filled.

granted stock options as part of an initial stock option grant in 1997 made to officers. Compensation payable to other executive officers also includes a mix of base salary, incentive bonuses and stock option grants.

     To assess Mr. Vonnahme's entitlement to receive the annual incentive bonus for 2002 performance, the Committee set individual goals for him. These goals measured achievement of the plan for Net Operating Income on an enterprise-wide basis. Mr. Vonnahme did not achieve 100% of the goals established for 2001 and was paid an incentive bonus of $201,825 in 2002 equal to 50% of his base salary. Mr. Vonnahme did not achieve 100% of the goals for 2002 and based on the goals was paid $200,000 or 50% of his base salary in 2003. Annual incentive bonuses for other executive officers are also based, in part, on attainment of certain enterprise-wide financial goals (including the Company's GAAP combined ratio and amount of gross written premium), as well as, personal goals and shared goals related to that portion of the Company's business for which such executive officer is primarily responsible.

     The stock options granted Mr. Vonnahme capable of vesting in 2002 were as follows: In 2002 Mr. Vonnahme became vested in options granted as a part of the Company's Long Term Incentive Program based upon grants made in 1999 and 2000. On March 2, 1999 Mr. Vonnahme was granted 35,000 stock options (at $11.0625 per share), representing an option value, at the time granted, equivalent to approximately fifty percent of his 1999 base salary compensation. Of these options, 17,500 were to vest in equal amounts over a three year period commencing March 2, 2000 ("the time-vested options"), and 17,500 were to vest based on the achievement of the performance measure ("the performance-vested options") The performance measure options were to vest if the company met certain annual operating earnings per share results over the following three years. On March 2, 2002 Mr. Vonnahme became vested of 5,833 time-vested options from the March 1999 grant. Because the financial measures were not met, the remaining 11,688 performance based options were forfeited. Mr. Vonnahme was granted an additional 57,100 stock options (at $11.00 per share), on October 11, 1999 representing an option value equivalent to 100% of his base salary at the time granted. These options will vest in equal amounts over a four-year period commencing on October 11, 2000. On October 11, 2002 Mr. Vonnahme became vested of 14,275 stock options from this October 1999 grant. Mr. Vonnahme also was granted an additional 36,000 stock options (at $11.50 per share) on November 14, 2000 representing an option value equivalent to 50% of his base salary at the time granted. These options, which vest in equal amounts over a four-year period commencing on November 14, 2001. On November 14, 2002 Mr. Vonnahme became vested of 9,000 stock options from this November 2000 grant. On March 6, 2001 Mr. Vonnahme was granted an additional 11,668 stock options (at $13.05 per share) as replacement for the performance shares previously forfeited. These options will vest in equal amounts over a four year period commencing on March 6, 2002. On March 6, 2002, Mr. Vonnahme became vested of 2,917 stock options from this March 2001 grant. Finally, Mr. Vonnahme was granted 41,200 stock options (at $14.61 per share) on November 13, 2001. These options vest in equal amounts over a four year period commencing on November 13, 2002. On November 13, 2002 Mr. Vonnahme became vested of 10,300 stock options from the 2001 grant.

     It is the policy of the Company to structure its compensation in a manner which will avoid the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 on the deductibility of executive compensation under Section 162 (m) of the Internal Revenue Code of 1986, as amended, to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                     OF THE COMPANY'S BOARD OF DIRECTORS(1)

                                PHILIP H. BRITT
                                 EDWARD DUNLOP
                        ADRIAN M. TOCKLIN (CHAIRPERSON)

---------------

(1) Giorgio Balzer was a member of the Company's Board of Directors and a member of the Compensation Committee. He resigned from the Board effective December 31, 2002 due to other business commitments. His vacancy on the Board and on the Compensation Committee was not filled.

                               PERFORMANCE GRAPH

     Below is a graph comparing total shareholder return on the Company's Common Stock over the period from September 30, 1997 (date of inception) through December 31, 2002 with a broad equity market index, the S&P 500, and a published industry index, the S&P Property and Casualty Insurance Index, as required by the rules of the SEC.

                              (PERFORMANCE GRAPH)

---------------------------------------------------------------------------------------------------------------------
                       10/1/1997    12/31/1997    12/31/1998    12/31/1999    12/31/2000    12/31/2001    12/31/2002
---------------------------------------------------------------------------------------------------------------------
 CNA Surety
  Corporation            100.00       102.92        105.00         86.67         95.00        103.33         52.33
---------------------------------------------------------------------------------------------------------------------
 S&P 500 Index           100.00       102.87        129.76        155.10        139.38        121.20         92.88
---------------------------------------------------------------------------------------------------------------------
 Property-Casualty
  Insurance              100.00       107.76         99.23         72.59        111.08        100.16         87.60
---------------------------------------------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth, as of except as noted, certain information with respect to each person or entity who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock as well as each director of the Company, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Information in the table of security ownership of certain beneficial owners and the table of security ownership of management below is based upon reports filed with the SEC on or before March 3, 2003 pursuant to Section 13(d) and 16(a) under the Securities Exchange Act of 1934 and other written representations received by the Company with respect to the persons and entities named in those tables. Beneficial ownership is defined for this purpose, as the sole or shared power to vote, or to direct the disposition of the Common

Stock. Unless otherwise noted the persons in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them:

                           CERTAIN BENEFICIAL OWNERS

NAME AND ADDRESS OF                                             AMOUNT OF NATURE
BENEFICIAL OWNER                                           OF BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
-------------------                                        --------------------------   ----------------
Continental Casualty Company and Affiliates..............          27,425,147                63.9%
  CNA Plaza
  Chicago, IL 60685
Samuel R. Shapiro, Shapiro Capital Management Company,
  Inc., .................................................           3,050,236(3)              7.1%
  3060 Peachtree Road, N.W.
  Atlanta, GA 30305(2)

---------------

(1) The number of shares of the Company's Common Stock indicated as beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(2) Shapiro Capital Management Company, Inc. ("Shapiro Capital") is a Georgia corporation and an investment adviser under the Investment Advisers Act of 1940. One or more of Shapiro Capital's advisory clients is the legal owner of the Company's Common Stock. Pursuant to the investment advisory agreements with its clients, Shapiro Capital has the authority to direct the investments of its advisory clients, and consequently to authorize the disposition of the Company's Common Stock. Mr. Shapiro is the president, a director, and majority shareholder of Shapiro Capital and may be deemed to be an indirect beneficial owner of the shares of the Company's Common Stock owned by Shapiro Capital, but he disclaims such ownership of these shares.

(3) As of February 7, 2003, includes 5,800 shares of the wife of Mr. Samuel R. Shapiro.

                                   MANAGEMENT

                                                                 SHARES UPON
        NAME OF              SHARES OF         DEFERRED          EXERCISE OF                     PERCENT OF
    BENEFICIAL OWNER      COMMON STOCK(3)   STOCK UNITS(1)   STOCK OPTIONS(2)(3)   TOTAL(2)(3)     CLASS
    ----------------      ---------------   --------------   -------------------   -----------   ----------
Philip H. Britt.........       3,097             9,919                  --            13,016          *
Robert V. Deutsch(4)....          --                --                  --                --          *
Edward Dunlop...........          --             1,793                  --             1,793          *
Roy E. Posner...........         250             1,458                  --             1,708          *
Adrian M. Tocklin.......       1,000                --                  --             1,000          *
Peter W. Wilson(5)......          --                --                  --                --          *
Mark C. Vonnahme........       8,500(6)             --             161,591           170,091          *
Michael A. Dougherty....       2,900                --              45,708            48,608          *
John S. Heneghan........       7,600                --              43,050            50,650          *
David F. Paul...........          --                --              17,400            17,400          *
Enid Tanenhaus..........         200                --               4,450             4,650          *
All directors and
  executive officers as
  a group (12 persons)
  including the
  above-named persons...      24,847            13,170             319,049           357,066        0.8%

---------------

 *  Less than 1%

(1) In January, 1998, the Company established the CNA Surety Corporation Non-Employee Directors' Deferred Compensation Plan. Under this plan, each director who is not a full-time employee of the Company or any of its affiliates may defer all or a portion of the annual retainer fee that would otherwise be paid to such director. The deferral amount will be deemed vested in Common Stock Units equal to the deferred fees divided by the fair market value of the Company's Common Stock as of each quarterly meeting.

(2) Represents beneficial ownership of shares that may be acquired by the exercise of stock options, which are currently exercisable or exercisable within sixty days of the date of this table.

(3) The amounts of the Company's Common Stock and stock options beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(4) Mr. Deutsch owns 111,015 shares of CNA Financial Corporation (CNAF) common stock and 2,000 shares of Loews Corporation common stock.

(5) Mr. Wilson owns 29,602 shares of CNAF common stock.

(6) Includes 4,000 shares owned jointly by Mr. Vonnahme and his wife with whom he shares voting and investment power.

                      EQUITY COMPENSATION PLAN INFORMATION

                                     NUMBER OF SECURITIES
                                      TO BE ISSUED UPON      WEIGHTED-AVERAGE       NUMBER OF SECURITIES
                                         EXERCISE OF         EXERCISE PRICE OF     REMAINING AVAILABLE FOR
                                     OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS     FUTURE ISSUANCE UNDER
PLAN CATEGORY                        WARRANTS AND RIGHTS    WARRANTS AND RIGHTS   EQUITY COMPENSATION PLANS
-------------                        --------------------   -------------------   -------------------------
Equity compensation plans approved
  by security holders..............       1,669,943               $12.76                   882,128
Equity compensation plans not
  approved by security holders.....
                                          ---------               ------                   -------
Total..............................       1,669,943               $12.76                   882,128
                                          =========               ======                   =======

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY REINSURANCE

     Intercompany reinsurance agreements together with the Services and Indemnity Agreement that are described below provide for the transfer of the surety business written by CCC and CIC to Western Surety. All these Agreements originally were entered into on September 30, 1997 (the "Merger Date"): (i) the Surety Quota Share Treaty (the "Quota Share Treaty"); (ii) the Aggregate Stop Loss Reinsurance Contract (the "Stop Loss Contract"); and (iii) the Surety Excess of Loss Reinsurance Contract (the "Excess of Loss Contract"). All have expired; some have been renewed on different terms as described below.

     The Services and Indemnity Agreement provides the insurance subsidiaries with the authority to perform various administrative, management, underwriting and claim functions in order to conduct the business of CCC and CIC and to be reimbursed by CCC for services rendered. In consideration for providing the foregoing services, CCC has agreed to pay the Western Surety a quarterly fee of $50,000. This agreement had an original term of five years that expired on September 30, 2002 and was renewed on October 1, 2002 on substantially the same terms with an expiration date of December 31, 2003; annually renewable thereafter. There was no amount due to the CNA Surety insurance subsidiaries as of December 31, 2002.

     Through the Quota Share Treaty, CCC and CIC transfer to Western Surety all surety business written or renewed by CCC and CIC after the Merger Date. CCC and CIC transfer the related liabilities of such business and pay to Western Surety an amount in cash equal to CCC's and CIC's net written premiums written on all such business, minus a quarterly ceding commission to be retained by CCC and CIC equal to $50,000 plus 28% of net written premiums written on such business. CCC and CIC paid Western Surety, net of commissions and reinsured loss payments, $94.4 million, $77.2 million and $88.6 million for the years ended December 31, 2002, 2001 and 2000. As of December 31, 2002 and 2001, CNA Surety had an insurance receivable balance from CCC and CIC of $49.5 million and $87.9 million, respectively. The December 31, 2002 balance is comprised of $34.1 million of direct premium receivables from CCC and CIC with respect to the surety business ceded to Western Surety and $15.4 million of reinsurance recoverables under the Stop Loss Contract and the Excess of Loss Contracts written by CCC. CNA Surety had reinsurance payables to CCC and CIC of $24.3 million and $6.2 million as of December 31, 2002 and 2001, respectively, primarily related to reinsured losses.

     Under the terms of the Quota Share Treaty, CCC has guaranteed the loss and loss adjustment expenses transferred to Western Surety by agreeing to pay Western Surety, within 30 days following the end of each calendar quarter, the amount of any adverse development on such reserves, as reestimated as of the end of such calendar quarter. There was not any adverse reserve development for the period from September 30, 1997 (date of inception) through December 31, 2002.

     The Quota Share Treaty had an original term of five years from the Merger Date and was renewed on October 1, 2002 on substantially the same terms with an expiration date of December 31, 2003; and is annually renewable thereafter. The ceding commission paid to CCC and CIC by Western Surety remained at 28% of net written premiums and contemplates an approximate 4% override commission to CCC and CIC on their actual direct acquisition costs for the year ended December 31, 2002.

     The Stop Loss Contract terminated on December 31, 2000 and was not renewed. The Stop Loss Contract protected the insurance subsidiaries from adverse loss experience on certain business underwritten after the Merger Date. The Stop Loss Contract between the insurance subsidiaries and CCC limited the insurance subsidiaries' prospective net loss ratios with respect to certain accounts and lines of insured business for three full accident years following the Merger Date. In the event the insurance subsidiaries' accident year net loss ratio exceeds 24% in any of 1997 through 2000 on certain insured accounts (the "Loss Ratio Cap"), the Stop Loss Contract requires CCC at the end of each calendar quarter following the Merger Date, to pay to the insurance subsidiaries a dollar amount equal to (i) the amount, if any, by which their actual accident year net loss ratio exceeds the applicable Loss Ratio Cap, multiplied by (ii) the applicable net earned premiums. In consideration for the coverage provided by the Stop Loss Contract, the insurance subsidiaries paid to CCC an annual premium of $20,000. The CNA Surety insurance subsidiaries have paid CCC all required annual premiums. As of December 31, 2002, the Company billed and received approximately $25 million from CCC under the Stop Loss Contract. This amount exceeds the Company's current estimate of loss recoverable under this agreement by $20.3 million, which is reflected as reinsurance payable to CCC at December 31, 2002.

     The Excess of Loss Contracts provided the insurance subsidiaries of CNA Surety with the capacity to underwrite large surety bond exposures by providing reinsurance support from CCC. The Excess of Loss Contract provides $75 million of coverage for losses in excess of the $60 million per principal. Subsequent to the Merger Date, the Company entered into a second excess of loss contract with CCC ("Second Excess of Loss Contract"). The Second Excess of Loss Contract provides additional coverage for principal losses that exceed the foregoing coverage of $75 million per principal provided by the Excess of Loss Contract, or aggregate losses per principal in excess of $135 million. In consideration for the reinsurance coverage provided by the Excess of Loss Contracts, the insurance subsidiaries paid to CCC, on a quarterly basis, a premium equal to 1% of the net written premiums applicable to the Excess of Loss Contract, subject to a minimum premium of $20,000 and $5,000 per quarter under the Excess of Loss Contract and Second Excess of Loss Contract, respectively. The two Excess of Loss Contracts collectively provided coverage for losses discovered on surety bonds in force as of the Merger Date and for losses discovered on new and renewal business written during the term of the Excess of Loss Contracts. Both Excess of Loss Contracts commenced following the Merger Date and continued until September 30, 2002. The discovery period for losses covered by the Excess of Loss Contracts extends until September 30, 2005.

     The Company, effective October 1, 2002, secured replacement excess of loss protection from CCC for new and renewal bonds for per principal exposures that exceed $60 million since October 1, 2002 in two parts -- a) $40 million excess of $60 million and b) $50 million excess of $100 million. This excess of loss protection is primarily necessary to support new and renewal bonds for contract surety accounts with bonded backlogs or work-in-process in excess of $60 million. The Company's goal is to generally limit support to new and renewal bonds to large commercial surety accounts to $25 million. In addition to the foregoing structural changes in its high layer excess of loss reinsurance programs, the cost for these protections increased significantly as compared to the cost of the previous two Excess of Loss Contracts. The $40 million excess of $60 million contract is for a three year term beginning October 1, 2002 and provides annual aggregate coverage of $80 million and $120 million aggregate coverage for the entire three year term. The Company will pay CCC annual reinsurance premiums of $12.5 million in year one and $17.5 million in years two and three, payable quarterly. The Company may commute the contract at the end of each contract year under certain circumstances. The reinsurance premium for the coverage provided by the $50 million excess of $100 million contract was $4.0 million. This contract was effective October 1, 2002 and expires on December 31, 2003.

     CCC also provided reinsurance coverage (the "10% Quota Share Agreement") to the Company for 10% of any losses between $20 million and $60 million with respect to single large surety bonds written effective January 1, 2002 through December 31, 2002. CCC received 10% of the written premium in exchange for the coverage provided.

     In addition the terms of the Company's reinsurance with third party reinsurers required a special acceptance process for certain larger contract accounts in-force at the inception date of the treaty, January 1, 2002. The reinsurers conducted an underwriting file review and approval process for these risks that would otherwise be excluded. This file review process resulted in one large contract principal being excluded from the third party reinsurance treaty. If the Company suffered any losses arising from bonds issued to the contractor, the Company would retain the first $60 million of losses on bonds written with an effective date of September 30, 2002 and prior, and CCC would incur 100% of losses above that retention level on bonds with effective dates prior to September 30, 2002 under the two Excess of Loss treaties that expired on September 30, 2002. The Company and CCC also have entered into facultative reinsurance contracts that limit the Company's exposure on bonds written from October 1, 2002 through December 31, 2002 to $20 million per bond.

     In December 2002 and January 2003, CNAF, parent of CCC, provided Loans in an aggregate amount of approximately $45 million to the contract principal mentioned above. CNA Surety has provided significant surety bond protection for projects by this contractor through bonds written by CCC or its affiliates. The loans were provided by CNAF to help the contractor meet its liquidity needs. The loans are evidenced by demand notes and accrue interest at 10% until replaced by credit facility described below. In March 2003, CNAF entered into a credit facility with the contractor to provide an $86.4 million credit facility, which includes the already advanced $45 million described above. The credit facility and all loans under it will mature in March 2006. Loans under the credit facility are secured by a pledge of substantially all of the assets of the contractor and certain affiliates. Loews Corporation and CNAF have entered into a participation agreement, pursuant to which Loews has purchased a one-third participation share in CNAF's position in the credit facility, on a dollar-for-dollar basis, up to a maximum of $25 million. Although Loews does not have rights against the contractor directly under the participation agreement, it shares recoveries and fees under the facility on a proportional basis with CNAF. In March 2003, CNAF also purchased approximately $28 million of the contractor's outstanding bank debt for $16.4 million. Under the new credit facility the contractor agreed to purchase from CNAF and retire the bank debt for $16.4 million, with $11.4 million funded under the new credit facility and $5 million from money loaned to the contractor by its shareholders. Under its purchase agreement with the banks CNAF is also required to reimburse the banks for any draws upon approximately $6.5 million in outstanding letters of credit issued by the banks for the contractor's benefit that expire between May and August 2003. Any CNAF reimbursements for draws upon the banks' letters of credit will become obligations of the contractor to CNAF as draws upon the credit facility.

     The contractor has initiated a restructuring plan that is intended to reduce costs and improve cash flow, and a chief restructuring officer has been appointed to manage execution of the plan. The Company intends to continue to provide surety bonds on behalf of the contractor during this restructuring period, subject to the contractor's initial and ongoing compliance with the Company's underwriting standards. As a result of the reinsurance agreements discussed above, CNA Surety would retain the first $60 million of losses on bonds written with an effective date of September 30, 2002 and prior, and CCC would incur 100% of losses above that retention level on bonds with effective dates prior to September 30, 2002. Through facultative reinsurance contracts with CCC, CNA Surety's exposure on bonds written from October 1, 2002 through December 21, 2002 has been limited to $20 million per bond.

     Indemnification and subrogation rights, including rights to contract proceeds on construction projects in the event of default, exist that reduce CNA Surety's exposure to loss. While the Company believes that the contractor's restructuring efforts will be successful and provide sufficient cash flow for its operations and for repayment of its borrowings, the contractor's failure to achieve its restructuring plan or perform its contractual obligations underlying all of the Company's surety bonds could have a material adverse effect on CNA Surety's future results of operations, cash flow and capital. If such failures occur contractual obligations underlying the Company's surety obligations, the Company estimates that possible surety losses, net of indemnification and subrogation recoveries, but before the effects of reinsurance treaties, could be up to $200 million.

OTHER RELATED PARTY TRANSACTIONS

     Effective January 1, 2001, CNA Surety renewed an Administrative Services Agreement with CCC. The agreement allows the Company to purchase and/or have access to certain services provided by CNAF. The Company will also pay CNAF a management fee for its proportionate share of administrative and overhead costs incurred in supporting the services provided pursuant to this agreement. The management fee for the year 2003 is $1,711,631 which shall be paid by CNA Surety to CNAF in equal monthly installments of $142,636 by the last day of each month. The management fee shall be increased as of January 1, the "adjustment date", of each year this Administrative Services Agreement is in force by the greater of 5% or the amount of the increase in the Consumer Price Index for All Urban Consumers for the Chicago, Illinois area as reported by the Bureau of Labor Statistics for the 12 month period immediately preceding the adjustment date. This agreement shall be effective so long as CNAF or their affiliates or shareholders shall continue to own a majority interest in CNA Surety. This agreement may be terminated by either party upon the provision of 30 days prior notice of such termination to the other party.

     The Company was charged $5.2 million, $5.7 million, and $5.9 million for the years ended December 31, 2002, 2001 and 2000, respectively, for rents and services provided under a previous Administrative Services Agreement. In addition, the Company was charged $1.0 million, $2.1 million and $1.9 million for direct costs incurred by CCC on the Company's behalf during 2002, 2001 and 2000, respectively. The Company owed $0.5 million, which was reflected in other liabilities in the Company's Consolidated Balance Sheet at December 31, 2002.

     Western Surety has entered into two series of business transactions with entities in which either or both CCC or affiliates of CCC have an interest. The first series involves five separate real estate residual value insurance policies issued by R.V.I. America Insurance Company ("RVI -- America") reinsured by Western Surety through the Quota Share Treaty. RVI America is a wholly owned subsidiary of R.V.I. America Corporation which is a wholly owned subsidiary of R.V.I. Guaranty Company Ltd. of Bermuda ("RVI -- Bermuda"). RVI -- Bermuda, an unconsolidated affiliate of CCC. The transactions involve policies with limits totaling approximately $11.5 million. CCC is reinsuring the full extent of RVI -- America's exposure on the policies. Pursuant to the Quota Share Treaty, Western Surety is, in turn, reinsuring all of CCC's exposures on the policies. Western Surety is reinsuring all of its exposure on the policies with RVI-Bermuda, a non-admitted reinsurer. The policy limits range from approximately $1.7 million to $3.0 million, with an average policy limit of approximately $2.3 million and total limits of all policies of $11.5 million. Net premium amounts to be retained in 2000 relative to these reinsurance transactions total $519,278 as follows: RVI -- America, $51,928; CCC, $130,858; Western Surety, $67,298; and RVI -- Bermuda, $269,194.

     The second series of transactions is that Western Surety is participating in various transactions involving the issuance of bonds for certain subsidiaries of CNA UniSource of America, Inc. (collectively referred to as "CNA UniSource"). CNAF owns 100% of CNA UniSource. Western Surety, with the approval of the Board of Directors and the Audit Committee, wrote insurance program bonds guaranteeing CNA UniSource payment obligations under the April 1, 2000, Paid Loss Retro and WC Deductible Finance Agreement with CCC insurance affiliates, American Casualty Company of Reading, PA and Transportation Insurance Company. These CCC affiliates provided certain general liability and worker's compensation insurance to CNA UniSource. Effective 12/31/02, the Paid Loss Retro and WC Deductible Finance Agreement between CNA UniSource and CCC was settled for approximately $31,000,000 cash. CNA UniSource is waiting for a written release before the bond is canceled. In addition, CCC has issued eight professional license, mortgage broker, employer leasing, nonresident license and financial guarantee bonds for CNA UniSource to various state government obligees. Western Surety reinsures these bonds through the Quota Share Treaty. The combined penal amount of the bonds at December 31,2002 was approximately $15 million. Effective December 31, 2002, CNA UniSource is no longer operating and management expects the bonds to be cancelled in 2003. CNAF has entered into an agreement with Western Surety indemnifying Western Surety from any loss arising from the issuance of bonds for CNA UniSource.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the 2003 fiscal year. Deloitte & Touche LLP has audited the Company's financial statements as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002. A representative of Deloitte & Touche LLP will be present at the meeting and be available to respond to appropriate questions. A description of the fees paid to Deloitte & Touche LLP in fiscal 2002 is attached as Exhibit A hereto.

     At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company's Common Stock having the power to vote held by shareholders present in person or represented by proxy shall ratify the appointment, by the Board of Directors, of Deloitte & Touche LLP as the Company's independent auditors. It is the present intention of the Company's Proxy Agents to vote at the Annual Meeting the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the ratification the appointment of Deloitte & Touche LLP as the Company's independent auditors.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE SPECIFICATION IS MADE, SHARES WILL BE VOTED "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                SHAREHOLDERS' PROPOSALS FOR 2004 ANNUAL MEETING

     Under the rules of the SEC, the Company is required to disclose the deadline for submitting shareholder proposals for inclusion in the Company's proxy statement and form of proxy for the Company's next annual meeting, calculated in the manner provided by the rule of the SEC and the date after which notice of a proposal submitted outside the processes of the rule of the SEC is considered untimely. Under the calculation provided by the rule of the SEC, a proposal submitted by a shareholder for the 2004 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company, CNA Plaza, Chicago, Illinois 60685, by November 11, 2003, in order to be eligible to be included in the Company's proxy statement for that meeting. Under the Company's By-Laws, to be timely, a shareholder's notice of a shareholder proposal submitted outside the process for inclusion in the proxy statement must be delivered to, or mailed and received at, the principal executive offices of the Company, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

                                 OTHER MATTERS

     The Company knows of no business which will be presented at the Annual Meeting other than the election of Directors to the Board, and the ratification of the Company's independent auditors. However, if other matters properly come before the meeting, it is the intention of the Proxy Agents to vote upon such matters in accordance with their good judgment in such matters.

                                          By Order of the Board of Directors

                                          ENID TANENHAUS
                                          Secretary

                                                                       EXHIBIT A

PROXY STATEMENT DISCLOSURE RELATED TO AUDITOR FEES.

AUDIT FEES.

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for fiscal year ended 2002 were $430,500 plus expenses.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES.

Deloitte & Touche was not engaged to perform any professional services for information technology services relating to financial information systems design and implementation for the fiscal year ended 2002.

ALL OTHER FEES.

Deloitte & Touche was not engaged to perform any professional services relating to any additional services for the Company for the year ended 2002.

Deloitte Touche Tohmatsu has publicly announced that it intends to separate Deloitte Consulting to enable its audit clients to continue to use the talents and skills of Deloitte Consulting without raising public concern about auditor independence.

The Company's Audit Committee has considered whether the provision of any non-audit service (no such services were provided in 2002) is compatible with maintaining the principal accountant's independence.

                                                                        APPENDIX

                             CNA SURETY CORPORATION
                                AUDIT COMMITTEE
                                    CHARTER

I. COMMITTEE PURPOSES

     The essential functions of the Audit Committee (the "Committee") in assisting the Board of Directors in fulfilling its oversight responsibilities are to review (a) the financial reports and other financial information provided by the Corporation to governmental entities and the public; the Corporation's systems of internal controls regarding finance, accounting, internal audit, legal compliance and ethics that the Corporation's management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally, (b) the procedures of the Corporation and its subsidiaries regarding the appointment of the independent public accountants, and the scope of and fees for their audits, and (c) any and all related party agreements and arrangements between the Corporation and its affiliates and any disputes that may arise thereunder. The Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     - Review and appraise the audit efforts of the Corporation's independent accountants and internal auditors.

     - Provide an open avenue of communication among the independent accountants, the Corporation's financial and senior management, the internal auditors, and the Board of Directors.

     - Review and appraise the fairness of related party transactions.

II. COMPOSITION

     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an Independent Director, as described in
Section V of this Charter, and otherwise free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices including the ability to read and understand fundamental financial statements, including the balance sheet, income statement, and statement of cash flows. Committee members may enhance their familiarity with finance and accounting by completing a basic financial accounting course as offered by college or university business school programs or an equivalent program sponsored by the Corporation.

     At least one member of the Committee shall have accounting or related financial expertise. Financial expertise includes past employment experience in finance, banking, or accounting; requisite professional certification in accounting; or prior comparable experience, such as being or having been charged with financial oversight responsibilities, which results in the member's financial sophistication.

     The Members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. The members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials as described in Section IV.2; below.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Committee shall:

DOCUMENTS/REPORTS REVIEW

     1. Review this Charter at least annually for adequacy and update its provisions, as conditions dictate.

     2. Review with the Corporation's financial management and the independent accountants any regular report to the Securities and Exchange Commission, containing any report on the Corporation's consolidated financial statements, prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

     3. Review the reports to the Corporation's management prepared by the internal auditors and management's response to such reports.

INDEPENDENT ACCOUNTANTS

     4. Recommend to the Board on the nomination of the independent accountants for the Corporation shareholder's approval, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. The Committee is to require the independent accountants to submit to the Committee on a periodic basis a formal written statement delineating all relationships between the independent accountant and the Corporation. On an annual basis, the Committee is to review and discuss with the independent accountants all relationships the accountants have with the Corporation that might affect the independent accountant's objectivity and independence. In so doing, the Committee will request from the independent accountants their written affirmation that they are in fact independent with respect to the Corporation. The Committee shall recommend to the Board any action to take to ensure the independence of the independent accountant. The Committee is to advise the independent accountant that the independent accountant is ultimately accountable to the Board and the Committee as representative of the Corporation's shareholders.

     5. Review, evaluate, and report to the Board on the performance of the independent accountants, and when circumstances warrant, any proposed discharge of the independent accountants.

     6. Periodically consult with the independent accountants and internal auditors out of the presence of the Corporation's management about internal controls and the completeness and accuracy of the financial statements.

FINANCIAL REPORTING PROCESS

     7. In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external. Such review shall include the Corporation's and subsidiaries' insurance regulatory reporting processes and any other similar processes regarding the distribution of financial information to other governmental bodies or the public.

     8. Consider the independent accountant's judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

     9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditors.

PROCESS IMPROVEMENT

     10. Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in Corporation management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     11. Following completion of the annual audit, review separately with each of management, the independent accountants, and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     12. Review any significant disagreement among management and the independent accountants or the internal auditors in connection with the preparation of the financial statements.

     13. Review with the independent accountants, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. This review should be conducted at an appropriate length of time subsequent to implementation of changes or improvements, as decided by the Committee.

ETHICAL AND LEGAL COMPLIANCE

     14. Review and periodically update the Corporation's Code of Employee Professional Conduct and confirm that the Corporation's management has established a system to monitor and enforce this Code.

     15. Confirm that the Corporation's management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

     16. Review activities, organizational structure, and qualifications of the internal auditors.

     17. Review, with the Corporation's general counsel, legal compliance matters.

     18. Review with the Corporation's general counsel any legal matter that the Committee understands could have a significant impact on the Corporation's financial statements.

     19. Conduct or authorize investigations into matters within the Committees scope of responsibilities. The Committee is authorized to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

     21. Perform any other activities, consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

RELATED PARTY TRANSACTIONS

     22. Review for fairness to the Corporation and its subsidiaries, as applicable, all proposed transactions or other arrangements between any affiliated or related party and either or both the Corporation and its subsidiaries and recommend to the Board whether the transactions or other arrangements should be approved.

     23. Review and make recommendations to the Board regarding any dispute between any affiliated or related party and either or both the Corporation and its subsidiaries.

LIMITATION OF RESPONSIBILITY

     24. While the Audit Committee has the responsibilities and powers provided by this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant. Similarly, it is not the duty of the Committee to conduct investigations, to resolve disagreements, if any between management and the independent accountant, or to assure compliance with laws and regulations and the Corporation's Code of Employee Professional Conduct.

V. INDEPENDENCE OF DIRECTORS

     For purposes of this Charter, a director is deemed to be an Independent Director according to the following requirements:

     - A director who is an employee (including non-employee executive officers) of the Corporation, its subsidiaries, or any of its affiliates may not serve on the Committee until three years following termination of employment. "Affiliate" includes a subsidiary, sibling company, predecessor, parent company, or former parent company.

     - A director who is a partner, controlling shareholder, or executive officer of an organization that has, or within the preceding three years has had, a business relationship with the Corporation or its subsidiaries may serve on the Committee only if the Board of Directors, determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. This restriction does not apply if the director has terminated his or her relationship with the organization more then three years preceding appointment to the Committee. "Business relationships" can include commercial, industrial, banking, consulting, legal, accounting, and other relationships. A director can have this relationship directly with the company, or the director can be a partner, officer, or employee of an organization that has such a relationship.

     - A director who has, or within the preceding three years has had, a direct business relationship with the Corporation may serve on the Committee only if the Board determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment.

     - A director who is employed as an executive of another corporation where any of the Corporation's executives serves on that corporation's compensation committee may not serve on the Committee.

     - A director who is an immediate family member of an individual who is, or who was during the preceding three years, an executive officer of the Corporation or any of its affiliates may not serve on the Committee. "Immediate family" includes a person's spouse, parent, children, siblings, in-laws and anyone (other than employees) who shares such person's home.

                                      ***

[Adopted March 7, 2000]

CNA SURETY CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694









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

                                 ---------------------------------------------------------------------
                                                          THIS IS YOUR PROXY
                                                        YOUR VOTE IS IMPORTANT.

                                     Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are
                                     represented at the Meeting by promptly returning your proxy
                                     (attached below) in the enclosed envelope. Thank you for
                                     your attention to this important matter.
                                 ---------------------------------------------------------------------


                                      DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL                                ZCSCS1
------------------------------------------------------------------------------------------------------------------------------------
     Please mark
[x]  votes as in
     this example.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC DIRECTIONS BELOW. IF
THE PROXY IS SIGNED AND RETURNED WITHOUT SUCH DIRECTIONS, IT WILL BE VOTED FOR
ALL PROPOSALS.
                                                                                                             FOR   AGAINST   ABSTAIN
1. Election of Directors.                                  2. To ratify the Board of Director's appointment  [ ]     [ ]       [ ]
   Nominees: (01) Phillip H. Britt, (02) Roy E. Posner,       of the Company's independent auditors,
   (03) Adrian M. Tocklin, (04) Mark C. Vonnahme,             Deloitte & Touche LLP for fiscal year 2003.
   (05) James R. Lewis.

        FOR               WITHHELD                         3. To transact such other business as may properly come before the
        ALL    [ ]    [ ] FROM ALL                            meeting or any adjournment thereof.
      NOMINEES            NOMINEES

   [ ]________________________________________
      For all nominees except as written above                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

                                                           IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED
                                                           PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES
                                                           ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN
                                                           PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                                           Please sign exactly as name appears hereon, Executors, Administrators,
                                                           Trustees, etc, should so indicate when signing. Joint owners should each sign.

Signature:______________________________  Date:___________  Signature:______________________________  Date:___________



                                  DETACH HERE                             ZCSCS2


                                     PROXY


                             CNA SURETY CORPORATION

                                   CNA PLAZA
                                 333 S. WABASH
                            CHICAGO, ILLINOIS 60685
                                 (312) 822-5000
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                ON MAY 13, 2003

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the "Company") will be held at CNA Plaza, 13 South, 333 S. Wabash, Chicago, IL 60685 on Tuesday, May 13, 2003, at 9:00 a.m. CDT.

         The Board of Directors has fixed the close of business on March 17, 2003, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to fill in, date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope.




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SEE REVERSE                                                          SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SIDE
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